CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price (1)	Fee
Senior Fixed Rate Step-Up Securities due 2017	$23,757,800	$2,722.64

(1)   The U.S. dollar equivalent of the maximum aggregate offering price has been calculated using an exchange rate of U.S.$1.0799 per AUD 1 as of February 8, 2012.

February 2012 Pricing Supplement No. 46 Registration Statement No. 333-178081 Dated February 8, 2012 Filed pursuant to Rule 424(b)(2)
AUD Senior Fixed Rate Step-Up Securities due 2017
Global Medium Term Notes, Series H

The amount of interest payable on the securities will be a per annum rate equal to (i) Year 1: 6.00%, (ii) Year 2: 6.50%, (iii) Year 3: 6.75%, (iv) Year 4: 7.00% and (v) Year 5: 8.00%, payable semi-annually.  The principal amount and any interest on the securities will be denominated and payable in Australian dollars (“AUD”).  Consequently, for U.S. dollar investors, and for other investors whose home / functional currency is not Australian dollars, both interest and principal payments on the securities will be subject to currency exchange risk if converted back into U.S. dollars, or such other home currency.

We describe the basic features of these securities in the sections of the accompanying prospectus called “Description of Debt Securities—Fixed Rate Debt Securities” and prospectus supplement called “Description of Notes,” subject to and as modified by the provisions described below.  All payments on the securities, including the repayment of principal, are subject to the credit risk of Morgan Stanley.  We will issue the securities only in registered form, which form is further described under “Description of Notes—Forms of Notes” in the accompanying prospectus supplement.
FINAL TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	AUD 22,000,000. We may increase the aggregate principal amount prior to the original issue date but are not required to do so.
Stated principal amount:	AUD 1,000 per security
Issue price:	100%(1)
Pricing date:	February 8, 2012
Original issue date:	February 13, 2012 (3 business days after the pricing date)
Interest accrual date:	February 13, 2012
Payment at maturity:	The payment at maturity per security will be the stated principal amount plus accrued and unpaid interest, if any
Maturity date:	February 13, 2017
Interest rate:
6.00% per annum, from and including the original issue date to but excluding February 13, 2013;
6.50% per annum, from and including February 13, 2013 to but excluding February 13, 2014;
6.75% per annum, from and including February 13, 2014 to but excluding February 13, 2015;
7.00% per annum, from and including February 13, 2015 to but excluding February 13, 2016; and
8.00% per annum, from and including February 13, 2016 to but excluding the maturity date.

Interest payment period:	Semi-annual
Interest payment dates:
Each February 13 and August 13, beginning August 13, 2012; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.

Day-count convention:	30/360
Redemption:	Not applicable
Specified currency:	AUD
Trustee:	The Bank of New York Mellon
Listing:	The securities will not be listed on any securities exchange.
Minimum denominations:	AUD 1,000 and integral multiples of AUD 1,000 in excess thereof
Book-entry or certificated security:	Book-entry
Business day:	New York and Sydney
Tax considerations for non-U.S. holders
As discussed in the section of this pricing supplement entitled “Tax Considerations,” a Non-U.S. holder will be subject to U.S. withholding tax unless the beneficial owner of the security (or a financial institution holding the security on behalf of the beneficial owner) furnishes a Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.  If withholding or deduction of taxes is required by law, payments on the securities will be made net of applicable withholding taxes, and we will not be required to pay any additional amounts to Non-U.S. holders with respect to any taxes withheld.

ISIN / Common Code:	XS0741298110 / 074129811
Agent:	Morgan Stanley & Co. International plc (“MSIP”)
Commissions and Issue Price:	Price to Public	Agent’s Commissions(2)	Proceeds to Issuer
Per Security:	AUD 1,000	AUD 16	AUD 984
Total:	AUD 22,000,000	AUD 352,000	AUD 21,648,000
(1)
The securities are denominated in AUD; however, we may, in our sole discretion, accept payment for some or all of the securities in U.S. dollars in order to facilitate the purchase of the securities based upon the AUD/USD spot rate for purchasing AUD as of the date of your initial investment quoted by the agent, including the bid/offer spread.  Since the securities are denominated and payable in AUD, investors with accounts that cannot accept payments on the securities in AUD must determine how to convert these payments into U.S. dollars.  See “The Securities” on page 2.

(2)
Morgan Stanley or one of our affiliates will pay varying discounts and commissions to dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent) and their financial advisors, of up to AUD 16 per security depending on market conditions.  See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”  For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

The securities involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 3.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Prospectus Supplement dated November 21, 2011                                  Prospectus dated November 21, 2011

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

AUD Senior Fixed Rate Step-Up Securities due 2017

The Securities

The securities are debt securities of Morgan Stanley.  Interest on the securities will accrue and be payable semi-annually, in arrears, at a per annum rate equal to: (i) from and including the original issue date to but excluding February 13, 2013: 6.00%, (ii) from and including February 13, 2013 to but excluding February 13, 2014: 6.50%, (iii) from and including February 13, 2014 to but excluding February 13, 2015: 6.75%, (iv) from and including February 13, 2015 to but excluding February 13, 2016: 7.00% and (v) from and including February 13, 2016 to but excluding the maturity date: 8.00%.  All payments on the securities, including payments of interest and the repayment of principal at maturity, will be made in AUD.  Consequently, for U.S. dollar investors and for other investors whose home / functional currency is not AUD, both interest and principal payments on the securities will be subject to currency exchange risk if converted back into U.S. dollars, or such other home currency.  We describe the basic features of these securities in the sections of the accompanying prospectus called “Description of Debt Securities—Fixed Rate Debt Securities” and prospectus supplement called “Description of Notes,” subject to and as modified by the provisions described below.  All payments on the securities are subject to the credit risk of Morgan Stanley.

The stated principal amount of each security is AUD 1,000 and the issue price of the securities will be 100% of the stated principal amount.  The issue price of the securities includes the agent’s commissions paid with respect to the securities as well as the cost of hedging our obligations under the securities.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The secondary market price, if any, at which MSIP, Morgan Stanley & Co. LLC (“MS & Co.”) or one of our other affiliates is willing to purchase the securities is expected to be affected adversely by the inclusion of these commissions and hedging costs in the issue price.  In addition, the secondary market price may be lower due to the costs of unwinding the related hedging transactions at the time of the secondary market transaction.  See “Risk Factors—The Inclusion Of Commissions And Projected Profit From Hedging In The Original Issue Price Is Likely To Adversely Affect Secondary Market Prices.”

The securities are denominated in AUD; however, we may, in our sole discretion, accept payment for some or all of the securities in U.S. dollars in order to facilitate the purchase of the securities.  This U.S. dollar purchase amount will be based upon the AUD/USD spot rate for purchasing AUD as of the date of your initial investment quoted by the agent based upon prevailing market conditions, including the current bid/offer spread.  We expect to profit from the bid/offer spread reflected in the AUD/USD spot rate, but will not charge any other currency exchange commissions or other fees to convert the U.S. dollars into the stated principal amount.  The applicable AUD/USD spot rate quoted by the agent will be communicated to you and/or your broker as soon as practicable on or after you place your order to purchase the securities.

Investors with accounts that cannot accept payments on the securities in AUD must determine how to convert these payments into U.S. dollars, given we will not convert such payments.  Morgan Stanley Smith Barney LLC (“MSSB”), which is our affiliate, undertakes to effect such conversions for certain of its clients, and we understand that it will do so based upon the AUD/USD spot rate for selling AUD that it determines based upon prevailing market conditions, including the current bid/offer spread.  We understand that MSSB expects to profit from the bid/offer spread reflected in the AUD/USD spot rate.

For further discussion of certain exchange rate issues, see “Risk Factors—If We Decide To Accept Payment Of The Purchase Price From You In U.S. Dollars, The Exchange Rate Used For Conversion Of Your U.S. Dollar Payment Into The AUD Stated Principal Amount Will Be A Rate Quoted By Our Affiliate.”

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Risk Factors

The securities involve risks not associated with an investment in ordinary fixed rate securities.  This section describes the most significant risks relating to the securities.  For a complete list of risk factors, please see the accompanying prospectus supplement and prospectus.  Investors should consult their financial and legal advisers as to the risks entailed by an investment in the securities and the suitability of the securities in light of their particular circumstances.

▪
The Securities Are Denominated, And All Payments Will Be Made, In Australian Dollars.  There Are Risks Inherent In Investments In Securities Denominated And Payable In Australian Dollars For Investors Whose Home Currency Is Not Australian Dollars.  You should consult your financial, legal and tax advisers as to any specific risks entailed by an investment in securities that are denominated and payable in a currency other than the currency of the country in which you are resident or in which you conduct your business.  We refer to such country as your “home country” and to the currency of your home country as your “home currency.”  For U.S. investors, the U.S. dollar would be the home currency.  The securities are not appropriate investments for investors who do not understand foreign currency exchange transactions.  See “Risk Factors” in the accompanying prospectus.

▪
If We Decide To Accept Payment Of The Purchase Price From You In U.S. Dollars, The Exchange Rate Used For Conversion Of Your U.S. Dollar Payment Into The AUD Stated Principal Amount Will Be A Rate Quoted By Our Affiliate.  The securities are denominated in AUD; however, we may, in our sole discretion, accept payment for your securities in U.S. dollars in order to facilitate the purchase of the securities from you.  The exchange rate that will be used to calculate the amount of U.S. dollars needed to pay the stated principal amount of your purchase will be the AUD/USD spot rate for purchasing AUD as of the date of your initial investment quoted by the agent, which is our affiliate, in its sole discretion based upon prevailing market conditions, including the current bid/offer spread.  We expect to profit from that bid/offer spread reflected in the AUD/USD spot rate.

Investors with accounts that cannot accept payments on the securities in AUD must determine how to convert these payments into U.S. dollars, given we will not convert such payments.  MSSB undertakes to effect such conversions for certain of its clients, and we understand that it will do so based upon the AUD/USD spot rate for selling AUD that it determines based upon prevailing market conditions, including the current bid/offer spread.  We understand that MSSB expects to profit from the bid/offer spread reflected in the AUD/USD spot rate.

▪
Currency Exchange Risk.  Fluctuations in the exchange rates between the Australian dollar and the U.S. dollar, or the Australian dollar and any other home currency, will affect the value of your interest and principal payments in such currency as well as the value of the securities in the secondary market.  Exchange rate movements are the result of numerous factors specific to the Australian dollar and the U.S. dollar (or another home currency), including the supply of, and the demand for, the Australian dollar and the U.S. dollar (or another home currency), as well as government policy, intervention or actions, and are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the Australian dollar and the U.S. dollar (or another home currency).  Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Australia and the United States (or another home country).  Of particular importance to potential currency exchange risk are: (i) existing and expected rates of inflation; (ii) existing and expected interest rate levels; (iii) interest rate and exchange rate volatility levels which impact currency bid/offer spreads; (iv) balance of payments; and (v) the extent of governmental surpluses or deficits in Australia and the United States (or another home country).  All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of Australia and the United States (or another home country) and other countries important to international trade and finance.

Australia is a large exporter of natural resources and agricultural goods and, as a result, its balance of payments and currency may be adversely affected by changes in demand for commodities.  The Australian dollar/U.S. dollar exchange rate may be, and has recently been, volatile, and we can give you no assurance that the U.S. dollar (or

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your home currency) will not strengthen relative to the Australian dollar over the term of the securities.  We will not make any adjustment or change in the terms of the securities in the event that exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of other developments affecting your home currency or the Australian dollar.  You will bear those risks.

If the Australian dollar is unavailable to us when payments are due, we will make required payments in U.S. dollars on the basis of the market exchange rate, which may be extremely unfavorable to you at the time of any such unavailability.

▪
Investors Are Subject To Our Credit Risk, And Any Actual Or Anticipated Changes To Our Credit Ratings Or Credit Spreads May Adversely Affect The Market Value Of The Securities.  Investors are dependent on our ability to pay all amounts due on the securities on interest payment dates and at maturity, and therefore, investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  The securities are not guaranteed by any other entity.  If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness.  Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the securities.

▪
The Price At Which The Securities May Be Resold Prior To Maturity Will Depend On A Number Of Factors And May Be Substantially Less Than The Amount For Which They Were Originally Purchased.  Some of these factors include, but are not limited to: (i) changes in U.S. and Australian dollar interest rates, (ii) changes in the Australian dollar/U.S. dollar currency exchange rate, (iii) changes in interest rate and exchange rate volatility levels, which impact currency bid/offer spreads, (iv) any actual or anticipated changes in our credit ratings or credit spreads and (v) time remaining to maturity.

▪
The Inclusion Of Commissions And Projected Profit From Hedging In The Original Issue Price Is Likely To Adversely Affect Secondary Market Prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co., MSIP or one of our other affiliates is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the costs of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., MSIP and our other affiliates, as a result of dealer discounts, mark-ups or other transaction costs.

▪
The Securities Will Not Be Listed On Any Securities Exchange And Secondary Trading May Be Limited.  The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co., MSIP or one of our other affiliates may, but are not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co., MSIP or such other affiliate is willing to transact.  If at any time MS & Co., MSIP and our other affiliates were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

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▪
The Issuer, Its Subsidiaries Or Affiliates May Publish Research That Could Affect The Market Value Of The Securities.  The issuer or one or more of its affiliates may, at present or in the future, publish research reports with respect to movements in exchange rates and interest rates generally.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities.  Any of these activities may affect the market value of the securities.

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Supplemental Information Concerning Plan of Distribution; Conflicts of Interest

We expect to deliver the securities against payment therefor in London on February 13, 2012, which will be the third scheduled business day following the date of the pricing of the securities.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade securities on the date of pricing or on or prior to the third business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Morgan Stanley or one of our affiliates will pay varying discounts and commissions to dealers, including Morgan Stanley Smith Barney LLC (“MSSB”) and their financial advisors, of up to AUD 16 per security depending on market conditions.  The agent may distribute the securities through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.

MSIP is not a U.S. registered broker-dealer and, therefore, to the extent that it intends to effect any sales of the securities in the United States, it will do so through Morgan Stanley & Co. LLC (“MS & Co.”).  MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture  and delivered against payment as contemplated herein, such securities will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the securities and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 21, 2011, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 21, 2011.  This opinion is also subject to the discussion, as stated in such letter, of the enforcement of securities denominated in a foreign currency.

Settlement and Payments on the Securities

The securities will be issued in fully registered global form and deposited with, or on behalf of, Clearstream Banking, société anonyme, Luxembourg (“Clearstream”) or Euroclear Bank S.A./N.V., (“Euroclear”) and will be registered in the name of a common depository for Clearstream or Euroclear.  The common depository will be the only registered holder of the securities.  Your beneficial interest in the securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in Clearstream or Euroclear, as applicable.  See “—Description of Notes—Forms of Notes” in the accompanying prospectus supplement.

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Contact Information

Clients may contact our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212)-761-4000).

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Tax Considerations

Non-U.S. Holders

Non-U.S. holders should read the section of the accompanying prospectus supplement entitled “United States Federal Taxation” regarding all aspects of the U.S. federal tax consequences of an investment in the securities.  In the opinion of our counsel, Davis Polk & Wardwell LLP (“our counsel”), a Non-U.S. holder will not be subject to U.S. federal income tax, including withholding tax, on payments of principal or interest (including original issue discount (“OID”)) on a security, provided that:

•	the Non-U.S. holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	the Non-U.S. holder is not a bank receiving interest under Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”); and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner, as described below.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a security (or a financial institution holding a security on behalf of the beneficial owner) furnishes a U.S. Internal Revenue Service (“IRS”) Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.  In the event that withholding or deduction of taxes is required by law, payments on the securities will be made net of applicable withholding taxes, and we will not be required to pay any additional amounts to Non-U.S. holders with respect to any taxes withheld.

U.S. Holders

In the opinion of our counsel, the securities will be treated as debt instruments denominated in a currency (the “denomination currency”) other than the U.S. dollar for U.S. federal income tax purposes, and will therefore be subject to special rules under Section 988 of the Code and the Treasury regulations thereunder.

Based on the stated interest rates payable on the securities, the securities will be considered to have OID for U.S. federal income tax purposes.  The amount of OID on the securities will be equal to the excess of the “stated redemption price at maturity” over the issue price (as defined in the accompanying prospectus supplement), each as determined in the denomination currency.  The “stated redemption price at maturity” of each security will be equal to the sum of (i) the stated principal amount of the security and (ii) the stated interest payable in years 2 through 5 to the extent that the stated interest rate in years 2 through 5 exceeds 6.00%.  A U.S. holder will, regardless of its regular method of tax accounting, be required to accrue the OID in income on a constant-yield basis over the full term of the securities.  The lowest fixed rate payable in each year, 6.00%, will be treated as qualified stated interest, which a U.S. holder will be required to include in income in accordance with its regular method of tax accounting.  Please see the sections of the accompanying prospectus supplement called “United States Federal Taxation – Tax Consequences to U.S. Holders of Notes and Units in Registered Form – Notes – Discount Notes” and “– Foreign Currency Notes.”  A U.S. holder will be required to include the U.S. dollar value of the interest accrued or paid (including OID) on the securities as determined under the applicable Treasury regulations, regardless of whether the interest payments are converted into U.S. dollars.  The rules under Section 988 of the Code could also require some or all of the gain or loss recognized upon sale, exchange or retirement of the securities to be treated as ordinary income or loss, to the extent that such gain or loss is due to the fluctuation of exchange rates.

A U.S. holder will generally recognize ordinary income or loss upon the sale or other disposition of any denomination currency received on the securities based on the difference between the U.S. dollar value of the denomination currency on the date of sale or other disposition of the denomination currency and the U.S. dollar value of the denomination currency on the date it is received.  In addition, a U.S. holder who purchases the securities with previously owned denomination currency will recognize ordinary income or loss equal to the difference, if any, between the U.S. dollar fair market value of the securities on the date the securities are purchased and such U.S. holder’s tax basis in the denomination currency.

The rules under Section 988 of the Code are complex, and their application to a U.S. holder may depend on the holder’s particular U.S. federal income tax situation (including whether certain elections are made by the holder).  The preceding paragraphs contain only a brief summary of the rules described in the section of the accompanying prospectus supplement

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called “United States Federal Taxation – Tax Consequences to U.S. Holders of Notes and Units in Registered Form– Notes – Foreign Currency Notes.”

Both U.S. and Non-U.S. holders should read the section of the accompanying prospectus supplement entitled “United States Federal Taxation.”  You should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax Considerations,” when read in combination with the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

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Additional Selling Restrictions

No public offering of the securities, or possession or distribution of any offering material in relation thereto, is permitted in any jurisdiction where action for that purpose is required unless the relevant action has been taken.

United Kingdom

With respect to securities to be offered or sold in the United Kingdom, the Agent and each dealer has represented and agreed (1) that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by the Agent or such dealer in connection with the issue or sale of the securities in circumstances in which Section 21(1) of the FSMA does not apply to us, and (2) that it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by the Agent or such dealer in relation to the securities in, from or otherwise involving the United Kingdom.

Switzerland

The securities may not be offered or sold, directly or indirectly, in Switzerland except in circumstances that will not result in the offer of the securities being a public offering in Switzerland within the meaning of the Swiss Federal Code of Obligations (“CO”).  Neither this offering document nor any other offering or marketing material relating to the securities constitutes a prospectus as that term is understood pursuant to Article 652a or 1156 CO, and neither this offering document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.  The securities are not authorized by or registered with the Swiss Financial Market Supervisory Authority as a foreign collective investment scheme.  Therefore, investors do no benefit from protection under the Swiss Federal Act on Collective Investment Schemes or supervision by the Swiss Financial Market Supervisory Authority.

Japan

The Agent and each dealer has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to or for the account or benefit of any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), except pursuant to an exemption from the registration requirements and otherwise in compliance with the Financial Instruments and Exchange Law of Japan (Law No.25 of 1948, as amended) and any other applicable laws, regulations and ministerial guidelines of Japan.

Hong Kong

WARNING:  The contents of this document have not been reviewed by any regulatory authority in Hong Kong.  You are advised to exercise caution in relation to the offer.  If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

This offering document and its contents have not been reviewed by any regulatory authority in Hong Kong.  Accordingly, no person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the securities, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the applicable securities law of Hong Kong) other than with respect to the securities which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Chapter 571 of Hong Kong) and any rules made under that Ordinance.

This document is being disseminated in Hong Kong by Morgan Stanley Asia Limited.

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Singapore

This document is being disseminated in Singapore by Morgan Stanley Asia (Singapore) Plc. and has not been registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, this document and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may not be circulated or distributed, nor may this security be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.  Where securities are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 except:

(1)      to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2)      where no consideration is or will be given for the transfer; or

(3)      where the transfer is by operation of law.

The securities are offered through Morgan Stanley Asia (Singapore) Plc, an entity regulated by the Monetary Authority of Singapore.

Furthermore, the Agent and each dealer has agreed that it will not purchase, deliver, offer or sell the securities or possess or distribute offering material in relation to the securities in any jurisdiction if such purchase, delivery, offer or sale or the possession or distribution of such offering material would not be in compliance with any applicable law or regulation or if any consent, approval or permission is needed for such purchase, delivery, offer or sale or the possession or distribution by the Agent or such dealer or for or on behalf of us unless such consent, approval or permission has been previously obtained.

The Agent and each dealer agrees that it will comply with all relevant laws, regulations and directives in each jurisdiction in which it purchases, offers, sells or delivers the securities or has in its possession or distributes this offering document or any offering material connected with the securities, including but not limited to the following selling restrictions.

No action has been or will be taken in any jurisdiction by the Issuer, the Agent or any dealer that would permit a public offering of the securities, or possession or distribution of any offering material in relation thereto, in any country or

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jurisdiction where action for the purpose is required.  Persons into whose hands this term sheet and any offering material comes are required by the Issuer, the Agent or any dealer to comply with all applicable laws and regulations in each country in which they purchase, offer, sell or deliver securities or have in their possession or distribute such offering material, in all cases at their own expense.

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Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  You should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Prospectus Supplement dated November 21, 2011
Prospectus dated November 21, 2011

Terms used in this pricing supplement are defined in the prospectus supplement or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

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